EXHIBIT 99
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                             Valley Commerce Bancorp

                             P R E S S R E L E A S E


                       For Immediate Release July 21, 2006

Contact Person: Donald A. Gilles, President and CEO (559) 622-9000


           Valley Commerce Bancorp Announces Shareholders Rights Plan

         Visalia, CA -- (PR Newswire) - July 21, 2006 . . . The Board of Directors of Valley Commerce Bancorp (OTBB: VCBP) announced today that it has adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company's common stock. The plan is designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. The record date for the distribution is August 1, 2006.

         Each Preferred Share Purchase Right will entitle shareholders to buy one one-hundredth of a share of the Company's Series A Participating Preferred Stock at an exercise price of $100.000. Each one one-hundredth of a share of such Preferred Stock is intended to be the economic equivalent of one share of the Company's common stock. After a person or group acquires 10% or more of the outstanding common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the outstanding common stock, the Rights will become exercisable by persons other than the acquiring person, unless the Board of Directors has approved the transaction in advance. Prior to the acquisition by a person or group of 10% or more of the outstanding common stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors. The Rights will expire on July 18, 2016.

         Donald A. Gilles, President and Chief Executive Officer, stated that, "The adoption of the Shareholder Rights Plan is part of an ongoing effort by the Board to protect and maximize the value of the shareholders' investment in the Company and to give them the optimum opportunity to participate in the long-term value of the Company. After several months of consideration, the Board determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are focused on building value for our shareholders, and our intent is to continue our strategy. The purpose of the Shareholder Rights Plan is to enable the Company to continue moving forward with these plans without being subject to the distraction caused by tactics which may not maximize value for all of our shareholders."

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OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The
Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank's website at http://www.valleybusinessbank.net.

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FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-KSB on file with the SEC.